Exhibit 10.1

SECOND AMENDMENT TO STANDARD OFFICE LEASE

THIS    SECOND    AMENDMENT    TO    STANDARD    OFFICE    LEASE    (this    “Second Amendment”) is dated 11/29/2021 (the “Amendment Date”), and made by ALTURAS SIETE II, LLC, an Idaho limited liability company (“Landlord”), and CASTLE BIOSCIENCES, INC., a Delaware corporation (“Tenant”), and amends that certain Standard Office Lease dated December 16, 2019 (the “Original Lease”), as previously amended by that certain First Amendment to Standard Office Lease dated February 16, 2021 (the “First Amendment”, and together the Original Lease and the First Amendment are referred to as the “Lease”) between Landlord and Tenant, for the lease of those certain premises that consist of approximately 15,188 rentable square feet known as Suites 110, 305A, 307, 320, and 330 (the “Existing Premises”) in the project located at 3707 North 7th Street, Phoenix, Arizona (the “Project”), as follows:

1.SECOND EXPANSION PREMISES. Commencing on the date of substantial completion of the Second Expansion Improvements (as defined in Section 6.1 below) (the “Second Expansion Commencement Date”), the Premises shall be expanded to include Suites 100B & 310 of the Project, consisting of approximately 2,564 rentable square feet (the “Second Expansion Premises”). On and after the Second Expansion Commencement Date, the Premises shall be deemed to include both the Existing Premises and the Second Expansion Premises, for a total of approximately 17,752 rentable square feet. The Premises, as expanded to include the Second Expansion Premises, is shown on the space plan attached as Exhibit A hereto. Any occupancy of the Second Expansion Premises by Tenant prior to the Second Expansion Commencement Date shall be subject to all terms and conditions of the Lease; provided that Tenant shall not be obligated to pay Basic Rental with respect to the Second Expansion Premises prior to the Second Expansion Commencement Date.

2.EXTENSION OF TERM. The Term is extended by sixty-one (61) months, such that the Expiration Date is April 30, 2033.

3.BASIC RENTAL. Prior to the Second Expansion Commencement Date, Basic Rental shall remain as set forth in the Lease. Commencing on the Second Expansion Commencement Date, Basic Rental shall be as set forth in the table below:

Period	Monthly Basic Rental	Annual Basic Rental Per Rentable Square Foot**
Second Expansion Commencement Date through 8/31/22	$30,326.33	$20.50
9/1/22 - 8/31/23	$31,066.00	$21.00
9/1/23 - 8/31/24	$31,805.67	$21.50
9/1/24 - 8/31/25	$32,545.33	$22.00
9/1/25 - 8/31/26	$33,285.00	$22.50
9/1/26 - 8/31/27	$34,024.67	$23.00
9/1/27 - 8/31/28	$34,764.33	$23.50
9/1/28 - 8/31/29	$35,504.00	$24.00
9/1/29 - 8/31/30	$36,243.67	$24.50
9/1/30 - 8/31/31	$36,983.33	$25.00
9/1/31 - 8/31/32	$37,723.00	$25.50
9/1/32 - 4/30/33	$38,462.67	$26.00
** Tenant shall also be responsible for and shall pay all applicable rental tax. All such amounts shall be paid concurrently with Monthly Basic Rental.

4.TENANT’S PROPORTIONATE SHARE. Commencing on the Second Expansion Commencement Date, Tenant’s Proportionate Share shall increase to 32.8% (calculated based on the Premises containing 17,752 rentable square feet and the Project containing 54,072 rentable square feet).

5.PARKING RIGHTS. Commencing on the Second Expansion Commencement Date, and subject to the terms of the Lease, Tenant shall be entitled to an additional ten (10) parking passes for a total of seventy-one (71) parking passes (based on 4.00 parking passes per 1,000 rentable square feet in the Premises), of which nine (9) parking passes shall be to the dedicated covered, reserved portion of the parking area serving the Project, at a rate of $45.00 per space, per month. Monthly parking charges shall be due and payable with Basic Rental payments.

6.CONDITION OF SECOND EXPANSION PREMISES; SECOND EXPANSION IMPROVEMENTS.

6.1Second Expansion Improvements. Landlord, at its sole expense, agrees to make tenant improvements to the Second Expansion Premises consistent with the space plan attached as Exhibit B, using building standard finishes, quantities and materials (the “Second Expansion Improvements”); provided, however, Tenant shall be responsible for all costs of the Second Expansion Improvements that exceed twenty dollars and no cents ($20.00) per rentable square foot of the Second Expansion Premises (which amount is fifty one thousand two hundred eighty dollars and no cents ($51,280.00)) (the “Second Expansion Improvement Allowance”). Landlord’s construction of the Second Expansion Improvements shall be under the same terms and conditions set forth in Exhibit D (Work Letter) to the Original Lease. Tenant shall pay all costs that exceed the Second Expansion Improvement Allowance promptly on demand as Additional Rent. Subject to Landlord’s receipt of all required governmental permits, approvals and licenses, Landlord shall proceed with and complete the construction of the Second Expansion Improvements. After the Second Expansion Commencement Date, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of the Second Expansion Premises and satisfactory completion of the Second Expansion Improvements, in the form of Exhibit C attached to this Second Amendment. The failure of Tenant to take possession of the Second Expansion Premises shall not serve to relieve Tenant of its obligations arising on the Second Expansion Commencement Date or delay the payment of rent by Tenant. Delay by Landlord in delivering possession of the Second Expansion Premises or completing the Second Expansion Improvements shall not make Landlord liable for any damages arising therefrom.

6.2Tenant Change Orders. If Tenant shall desire any changes to the Second Expansion Improvements, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Second Expansion Improvements that Tenant may request and that Landlord may agree to, shall be at Tenant’s sole cost and expense and if Landlord requests, shall be paid to Landlord upon demand and before execution of the change order.

6.3Tenant’s Acknowledgement. Tenant acknowledges, represents and agrees to the following: (a) Tenant shall be responsible for making its own inspection and investigation of the Second Expansion Premises, (b) Tenant shall be responsible for investigating and establishing the suitability of the Second Expansion Premises for Tenant’s intended use thereof, and (c) except as set forth in this Second Amendment, Tenant is leasing the Second Expansion Premises “AS IS” based on its own inspection and investigation and not in reliance on any statement, representation, inducement or agreement of Landlord. By taking possession of the Second Expansion Premises, Tenant shall be deemed to have accepted the Second Expansion Premises as being in satisfactory condition and completed in accordance with any requirements of Landlord set forth herein.

7.BASE YEAR. Commencing on January 1, 2022, the Base Year shall be 2022.

8.RENT ABATEMENT. Provided Tenant is not in default under the Lease at such time, Basic Rental hereunder shall be abated for the first full calendar month following the Second Expansion Commencement Date (the “Single Month Rent Abatement”). Landlord shall have the right, in its sole discretion, to provide to Tenant an allowance equal to the amount of the Single Month Rent Abatement, in the form of a check provided to Tenant on or before the first day of the month in which the Single Month Rent Abatement would have occurred.

9.REAL ESTATE BROKERAGE. Tenant represents that it has not had dealings with any real estate broker, finder, or other person with respect to this Second Amendment, other than Cushman & Wakefield, who represents Landlord (“Broker”). Landlord shall pay Broker a commission with respect to this Second Amendment pursuant to a separate agreement. If any other person shall assert a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as a finder or broker or for performance of services as a finder or broker in connection with this transaction, the party under whom the finder or broker is claiming shall indemnify, defend, and hold harmless the other party for, from and against any and all obligations, debts, covenants, conditions, representations, costs, and liabilities and any and all demands, causes of action, and claims, of every type, kind, nature or character, direct or indirect, known or unknown, absolute or contingent, determined or speculative, at law, in equity or otherwise, including attorneys’ fees and litigation and court costs, in connection with such claim or any action or proceeding brought on such claim.

10.CONDITION OF EXISTING PREMISES. Except as set forth in this Second Amendment, Tenant is in possession of and has accepted the Existing Premises and Tenant acknowledges that all work to be performed by Landlord in the Existing Premises as required by the terms of the Lease has been satisfactorily completed.

11.EXISTING CLAIMS. Tenant represents and warrants that there are no existing claims or causes of action against Landlord arising out of the Lease, either currently or that would exist with the giving of notice or with the passage of time, nor are there any existing defenses that Tenant has against the enforcement of the Lease by Landlord.

12.MISCELLANEOUS. Except as set forth in this Second Amendment, the Lease shall continue in full force and effect. This Second Amendment supersedes and replaces all previous terms in the Lease that may conflict with the terms in this Second Amendment. Capitalized terms used in this Second Amendment without definition will have the meaning stated in the Lease. This Second Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Second Amendment delivered by DocuSign, facsimile or scanned .pdf and emailed signatures, or any combination thereof, shall be deemed to have the same legal effect as delivery of an original signed copy of this Second Amendment. The warranties contained in this Second Amendment are made and given in addition to, and not in lieu of, any other warranties made in the Lease.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the Amendment Date.

LANDLORD:

ALTURAS SIETE II, LLC, an Idaho limited liability company

	By:	Alturas Capital Partners, LLC, a Delaware limited liability company
	Its:	Manager

	By:	/s/ Devin Morris
	Name:	Devin Morris
	Its:	Chief Operating Officer

TENANT:

CASTLE BIOSICENCES, INC., a Delaware corporation

By:	/s/ Derek Maetzold
Print Name:	Derek Maetzold
Title:	President and CEO

By:	/s/ Frank Stokes
Print Name:	Frank Stokes
Title:	Chief Financial Officer

EXHIBIT A
Space Plan of Premises (as expanded to include the Second Expansion Premises)

EXHIBIT B
Second Expansion Improvements - Space Plan of Second Expansion Premises

EXHIBIT C
Letter of Acceptance

THIS LETTER OF ACCEPTANCE (this “Letter”) is made and entered into on    , by and between ALTURAS SIETE II, LLC, an Idaho limited liability company (“Landlord”), and CASTLE BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Second Amendment to Standard Office Lease dated    (the “Second Expansion Amendment”), in which Landlord leases to Tenant that certain office space designated as Suites 100B and 310 consisting of approximately 2,564 rentable square feet (the “Second Expansion Premises”) in the project located at 3707 North 7th Street, Phoenix, Arizona, as more particularly described in the Second Expansion Amendment. The Second Expansion Premises is added to the existing premises for a total of approximately 17,752 rentable square feet (the “Premises”).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.The Second Expansion Commencement Date is    .

2.Tenant is in possession of, and has accepted, the Premises and acknowledges that all the work to be performed by Landlord in the Premises as required by the terms of the Lease (as defined in the Second Expansion Amendment) and the Second Expansion Amendment has been satisfactorily completed.

3.Tenant certifies that all conditions of the Lease and the Second Expansion Amendment required of the Landlord as of the Second Expansion Commencement Date have been fulfilled and there are no uncured or outstanding defaults or events of default under the Second Expansion Amendment or the Lease by Landlord, or events which, with the passage of time, and the giving of notice, or both, would be a default or an event of default by Landlord under the Second Expansion Amendment or the Lease. Similarly, Landlord certifies that all conditions of the Lease and the Second Expansion Amendment required of Tenant as of the Second Expansion Commencement Date have been fulfilled and there are no uncured or outstanding defaults or events of default under the Second Expansion Amendment or the Lease by Tenant, or events which, with the passage of time, and the giving of notice, or both, would be a default or an event of default by Tenant under the Second Expansion Amendment or the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Letter as of the date first written above.

LANDLORD:		TENANT:

ALTURAS SIETE II, LLC,		CASTLE BIOSCIENCES, INC.
an Idaho limited liability company		a Delaware corporation

By:	Alturas Capital Partners, LLC, a Delaware	By:
limited liability company		Print Name:
Its:	Manager	Title:

By:
Name:
Its: